Exhibit 99.1

Voya Financial announces new financial targets at 2021 investor day

Net revenue growth, margin expansion and capital management to drive 12-17% annual EPS growth through 2024

Clear strategy and focus on serving the workplace and institutions will create better health, wealth and investment outcomes for customers

NEW YORK, Nov. 15, 2021 — Voya Financial, Inc. (NYSE: VOYA), announced today its plans to achieve an adjusted operating earnings per share (EPS) annual growth rate of 12-17% through 2024. Voya’s plans to grow EPS will be driven by net revenue growth, margin expansion, and capital management. Senior management will discuss further details about Voya’s strategy and financial targets at the company’s 2021 investor day beginning at approximately 1 p.m. ET today.

“This is an exciting time at Voya as we begin our next chapter of growth,” said Rodney O. Martin, Jr., chairman and chief executive officer of Voya Financial, Inc. “We have strong revenue growth opportunities, we are focused on driving margin expansion, and we will continue to take a disciplined approach to capital management.

“Our significant financial, operational and cultural transformation has enabled Voya to become a purpose-driven health, wealth and investment company with a clear focus on serving the workplace and institutions. Voya is now poised to drive greater success by providing valuable solutions that are centered on the growing needs of our customers and clients.

“With the increasing demands of employers, their employees, and institutions, we are well positioned to help all of our clients and customers with their specific needs, whether that may be maximizing their benefit spend, building and protecting short and long-term savings, or generating risk-adjusted returns that go beyond traditional investment strategies. This — along with the increasing technology and analytics capabilities that we will provide to our clients — will lead to better outcomes for our customers and drive Voya’s top-line growth.

“We also will continue to take a disciplined approach to capital management. Over the next three years, and including our deferred tax assets, we expect to realize 90 to 100 percent free cash flow conversion. Our ability to generate significant excess capital gives us opportunities to invest in our business, while also building upon the almost $8 billion in capital that we have returned to shareholders since our IPO in 2013,” added Martin.

Voya’s 12-17% EPS annual growth target is based off expected full-year 2021 adjusted operating earnings of approximately $6.00 per share, excluding notable items1. Voya’s plans also include achieving an operating return on equity of between 14% and 16%.

“Collectively, our scale, customer-centric approach, and high free-cash flow businesses will enable us to drive both top and bottom-line growth as we deliver further value for all of our stakeholders,” concluded Martin.

Webcast and Slide Presentation

Voya Financial will host an audio and video webcast of its 2021 investor day beginning at approximately 1 p.m. ET today. The webcast, which will include a slide presentation, will be streamed live on the company’s investor relations website at investors.voya.com. Please access the webcast at least 15 minutes prior to the start of the event to download and install any necessary software. A replay of the webcast will be available at investors.voya.com starting at approximately 11 a.m. ET on Nov. 16, 2021.

Media Contact:	Investor Contact:
Christopher Breslin	Michael Katz
(212) 309-8941	(212) 309-8999
christopher.breslin@voya.com	IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), is a leading health, wealth and investment company that provides products, solutions and technologies that help Americans become well planned, well invested and well protected. Serving the needs of 14.8 million individual, workplace and institutional clients, Voya is a Fortune 500 company that had $7.6 billion in revenue in 2020 and $718 billion in total assets under management and administration as of Sept. 30, 2021. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by the Ethisphere Institute; the No. 1-ranked financial services firm among Barron’s 100 Most Sustainable Companies for three consecutive years; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) the effects of natural or man-made disasters, including pandemic events and specifically the current COVID-19 pandemic event, (v) mortality and morbidity levels, (vi) persistency and lapse levels, (vii) interest rates, (viii) currency exchange rates, (ix) general competitive factors, (x) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (xi) changes in the policies of governments and/or regulatory authorities, and (xii) our ability to successfully manage the separation of our individual life business on the expected timeline and

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Adjusted operating earnings, excluding notable items is a non-GAAP financial measure. For a reconciliation to the most directly comparable U.S. GAAP measure, refer to page 87 of the slide presentation that accompanies this release as Exhibit 99.2 to the Company’s Current Report on Form 8-K dated November 15, 2021 and which is also available at investors.voya.com.

economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2020, which the Company filed with the SEC on Mar. 1, 2021, and in our Quarterly Report on Form 10-Q for the three-month period ended Sept. 30, 2021, which the Company filed with the SEC on Nov. 4, 2021.

VOYA-CF VOYA-IR

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